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                             JACOR COMMUNICATIONS, INC. PLEDGE AGREEMENT

                  THIS PLEDGE AGREEMENT (the "Pledge Agreement") is executed as of February ___, 1996 by and between Jacor Communications, Inc. (the "Company") and Banque Paribas, as agent (the "Agent") for itself, the Co-Agents, the Banks under the Credit Agreement hereafter referred to, any L/C Providers (as defined in the Credit Agreement) and any Interest Rate Providers (as defined in the Credit Agreement).

                  WHEREAS, the Company entered into that certain Credit Agreement dated as of the date hereof with the Banks (as defined therein), the Co-Agents (as defined therein) and Banque Paribas, as agent (the "Agent") for itself, the Co-Agents and the Banks (as modified, supplemented, amended, extended, supplemented or restated from time to time, the "Credit Agreement");

                  WHEREAS, the Credit Agreement requires the Company to enter into certain Rate Hedging Agreements (as defined in the Credit Agreement) with Interest Rate Providers;

                  WHEREAS, the execution and delivery of the Pledge Agreement is a condition precedent to the availability of credit under the Credit Agreement;

                  NOW THEREFORE, in order to induce the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers to enter into the Credit Agreement, the Citicasters L/C Documents and Rate Hedging Agreements, respectively, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              W I T N E S S E T H:
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         1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

         2. Pledge and Security Interest. In order to secure the full and complete payment and performance by the Company of the Obligations when due, the Company hereby pledges and grants to the Agent for the benefit of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, equally and ratably in proportion to the total Obligation owing at any time to the Agent, the Co- Agents, the Banks, any L/C Providers and any Interest Rate Providers, a continuing lien and security interest in (a) all of the outstanding shares of capital stock of each Subsidiary currently or hereafter owned by the Company (the "Pledged Stock"), (b) any securities, dividends or other distributions and any other right or property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Stock and any other property substituted or exchanged therefor,
(c) all of the Intercompany Demand Notes described in Schedule I hereto, including any amendment, modification, renewal or replacement of any such Intercompany Demand Note, and all of the Intercompany Acquisition Notes as may be in existence from time to time, including any amendment, modification, renewal or replacement of any such Intercompany Acquisition Note (such Intercompany Demand Notes, Intercompany Acquisition Notes and amendments, modifications, renewals or replacements, the "Pledged Notes"), (d) the Intercompany Security Agreements described in Schedule II hereto and all financing statements relating thereto, including any amendment, modification, renewal or replacement of any such Intercompany Security Agreements and financing statements (the "Pledged Security Agreements") and (e) any and all proceeds (including, without limitation, "proceeds" as defined in the Uniform Commercial Code as in effect from time to time in the State of Illinois) of, and substitutions and replacements for, the

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foregoing (all of the property and rights described in the foregoing clauses (a)
through (e) being herein collectively called the "Collateral").

         3. Deposit of Pledged Notes and Certificates for Pledged Stock. The Company shall deliver to the Agent, for the equal and ratable benefit of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, concurrently with the execution of this Pledge Agreement the certificates representing the Pledged Stock, endorsed in blank or accompanied by appropriate instruments of transfer or assignments in blank, and the Pledged Notes, duly endorsed in blank. The Agent shall not have any duty to assure that all certificates representing the Pledged Stock or instruments representing the Pledged Notes have been delivered to it or any obligation whatsoever with respect to the care, custody or protection of any certificates or instruments which may be delivered to it except only to exercise the same care in physically safekeeping such certificates or instruments as it would exercise in the ordinary course of its own business. Neither the Agent, any Co-Agent, any Bank, any L/C Provider nor any Interest Rate Provider shall be obligated to preserve or protect any rights with respect to the Pledged Stock or Pledged Notes or to receive or give any notice with respect thereto whether or not the Agent, any Co-Agent, any Bank, any L/C Provider or any Interest Rate Provider is deemed to have knowledge of such matters.

         4. Representations and Warranties. The Company represents and warrants to the Agent, each Co-Agent, each Bank, each L/C Provider and each Interest Rate Provider as of the date of each pledge and delivery hereunder that:

                  (a) Existence and Standing. As of the date hereof, each of the Company and the Subsidiaries is duly incorporated, validly existing and in good standing

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under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                  (b) Authorization, Validity and Enforceability. The execution and delivery by the Company of this Pledge Agreement have been duly authorized by proper corporate proceedings, and this Pledge Agreement constitutes a legal, valid and binding obligation of the Company and creates a security interest which is enforceable against the Company in accordance with its terms in respect of all now owned and hereafter acquired Collateral, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity. All of the shares of the Pledged Stock are duly authorized, validly issued, fully paid and nonassessable.

                  (c) Transferability; Title Matters. The Collateral is free and clear of all liens, options, warrants, puts, calls, or other rights of third persons, and restrictions, other than (i) those liens arising under this Pledge Agreement, and (ii) restrictions on transferability imposed by applicable state and Federal securities laws or which may arise as a result of the Company being subject to the Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder. The Company agrees to warrant and defend title to and ownership of the Pledged Stock and the lien created by this Pledge Agreement against the claims of all Persons and maintain and preserve such lien at all times during the term of this Pledge Agreement. Upon the delivery to the Agent of the Pledged Stock, the Pledged Notes and the Pledged Security Agreements, the security interests in the Pledged Stock, the Pledged Notes and the Pledged Security Agreements granted to the Agent hereunder will constitute perfected security interests therein superior and prior to all Liens other than Liens permitted by Section 6.17 of the Credit Agreement.

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                  (d) Ownership of Pledged Stock; Pledged Notes; Pledged
Security Agreements. The Company is the holder of record and the sole beneficial owner of 100% of the issued and outstanding voting capital stock of each Subsidiary (other than any Excluded Subsidiary and any Subsidiary whose capital stock has been pledged to the Agent pursuant to a Subsidiary Pledge Agreement). The capital stock of each Subsidiary (other than Excluded Subsidiaries) owned by the Company on the Closing Date is identified on Schedule III hereto. The Company has furnished to the Agent the true, genuine executed originals of each of the Pledged Notes, properly endorsed to the order of the Agent, and original counterparts of the Pledged Security Agreements, and none of the same has been amended, modified or altered and each of the foregoing remains in full force and effect in accordance with its terms. The Pledged Notes and Pledged Security Agreements are each genuine, legally valid, binding and enforceable obligations of the maker thereof or debtor or pledgor thereunder and are not in default. The Collateral is not subject to any credits or offsets not shown by proper endorsement thereon.

                  (e) Title and Power to Pledge the Collat- eral. The Company has good and marketable title to the Collateral and has all requisite rights, power, and authority to execute, deliver and comply with the terms of this Pledge Agreement and to pledge and deliver the Collateral to the Agent pursuant hereto. Except as provided in Section 5.3 of the Credit Agreement, no material authorization, consent or approval of, and no notice to or filing with, any person or government agency (other than as specified in Section 7 hereof) is required in connection with the execution, delivery and performance of this Pledge Agreement which has not been obtained.

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         5. Covenants. So long as any Obligation remains outstanding, the
Company covenants and agrees with the Agent, the Co-Agents, the Banks, any L/C Provid- ers and any Interest Rate Providers as follows:

                  (a) Pledge and Additional Stock. If the Company shall at any time acquire any additional shares of the capital stock of any class of the Pledged Stock or any Subsidiary of the Company, whether such acquisition shall be by purchase, exchange, reclassification, dividend, or otherwise, the Company shall, to the extent doing so would not violate applicable law, forthwith (and without the necessity for any request or demand by the Agent, any Co-Agent, any Bank, any L/C Provider or any Interest Rate Provider) deliver the certificates representing such shares to the Agent, in the same manner as described in
Section 3 hereof.

                  (b) Applications, Approvals and Consents. The Company will, at its expense, promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers the Agent may reasonably request in connection with the obtaining of any consent, approval, registration, qualification, or authorization of the FCC or of any other Person necessary or appropriate for the effective exercise of any rights under this Pledge Agreement. Without limiting the generality of the foregoing, the Company agrees that in the event the Agent on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers shall exercise its right to sell, transfer, or otherwise dispose of or take any other action in connection with any of the Collateral pursuant to this Pledge Agreement, the Company shall execute and deliver all applications, certificates, and other documents the Agent may reasonably request and shall otherwise promptly, fully, and diligently cooperate with the Agent and any other necessary Persons, in making any application for

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the prior consent or approval of the FCC or any other Person to the exercise by the Agent, the Co-Agents, the Banks, any L/C Providers or any Interest Rate Providers of any of such rights relating to all or any part of the Collateral. Furthermore, because the Company agrees that the Agent's, the Co-Agents', the Banks', any L/C Provider's and any Interest Rate Provider's remedy at law for failure of the Company to comply with the provisions of this Section 5(b) would be inadequate and that such failure would not be adequately compensable in damages, the Company agrees that the covenants of this Section 5(b) may be specifically enforced.

                  (c) Security Interest and Lien. Except as otherwise permitted by the terms of the Credit Agreement, the Company will preserve, warrant, and defend the lien created hereby in the Collateral against the claims of all Persons whomsoever; will not at any time sell, assign, transfer, or otherwise dispose of its right, title and interest in and to any of the Collateral except as permitted under the Credit Agreement; will not at any time, directly or indirectly, create, assume, or suffer to exist any lien, warrant, put, option, or other rights of third Persons and restrictions, other than the liens created by this Pledge Agreement, in and to the Collateral or any part thereof; and will not do or suffer any matter or thing whereby the lien created by this Pledge Agreement in and to the Collateral might or could be impaired.

                  (d) Further Assurances. The Company, at its expense, shall from time to time execute and deliver to the Agent all such other assignments, certificates, supplemental documents, and financing statements, and shall do all other acts or things as the Agent may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the lien herein created or to otherwise obtain the full benefits of this Pledge Agreement.

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                  (e) Amendment and Termination. The Company will not and will not permit the Subsidiaries to amend or terminate the Intercompany Security Agreement (as defined in the Credit Agreement) (except upon the prior written consent of the Agent and the Banks in accordance with Section 8.2 of the Credit Agreement).

                  (f) Additional Undertakings. The Company:

                           (i) will not, without the prior written consent of the Agent, enter into any agreement amending, supplementing or waiving any provision of any Pledged Note (including any underlying instrument pursuant to which such Pledged Note is issued) or compromising or releasing or extending the time for payment of any obligation of the maker thereof; and

                           (ii) will refrain from taking any actions under the Intercompany Security Agreement, including, without limitation, actions to foreclose upon any Collateral (as defined in the Intercompany Security Agreement) and actions with respect to the release or substitution of any Collateral (as defined in the Intercompany Security Agreement). The Company acknowledges that all of its rights under the Intercompany Security Agreement, including, without limitation, all rights to make decisions regarding the exercise of such rights and

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                  the taking or refraining from taking of any actions, have been assigned to the Agent pursuant to this Pledge Agreement, and the Company agrees that, until payment in full of the Obligations, and the irrevocable termination of the Commitments and the termination of the Credit Agreement, all such rights shall be exercisable only by the Agent. The
                  Company hereby (x) agrees that all such decisions shall be conclusive and binding on it and (y) waives any and all claims against the Agent, each Co-Agent and each Bank in respect of any such decision, exercise, action or inaction.

                           6. Rights of Company, Agent, Co-Agents, the Banks,
                  the L/C Providers and Interest Rate Providers.

                                    (a) Exercise of Stockholder Rights.

                           (i) Subject to the provisions of Section 7 hereof,
                  unless and until a Default shall occur and be continuing or a default under any of the Citicasters L/C Documents shall occur and be continuing, the Company shall be entitled to receive all cash dividends or other distributions on the Pledged Stock (if and to the extent such dividends or distributions are permitted by the terms of the Credit Agreement) except (A) distributions made in capital stock on the Pledged Stock resulting from

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         stock dividends on or subdivision, combination, or reclassification of the outstanding capital stock of any corporation or as a result of any merger, consolidation, acquisition or other exchange of assets of any corporation; and (B) all sums paid on any Pledged Stock upon liquidation or dissolution or reduction of capital, repurchase, retirement, or redemption. All such sums, dividends, distributions, proceeds, or property described in the immediately preceding clauses
         (A) and (B) shall, if received by any Person other than the Agent, be held in trust for the benefit of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers and shall forthwith be delivered to the Agent for the benefit of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers (accompanied by proper instruments or assignment and/or stock and/or bond powers executed by the Company in accordance with the Agent's instructions) to be held subject to the terms of this Pledge Agreement. Upon the occurrence of a Default or a default under any of the Citicasters L/C Documents, the Agent, for the benefit of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, shall be entitled

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         to receive all payments of whatever kind made upon or with respect to any Collateral. The relative rights of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers to receive such payments shall be in proportion to the relative amounts of all Obligations owing to the Agent, any Co-Agent, any Bank, any L/C Providers and any Interest Rate Providers and the aggregate amount of all Obligations then outstanding.

                  (ii) Unless a Default has occurred and is continuing or unless a default under the Citicasters L/C Documents has occurred and is continuing, the Company shall have the sole and exclusive right to vote and give consents with respect to all the Collateral and to consent to, ratify, or waive notice of any and all meetings. Subject to Section 6 hereof, and subject to compliance with applicable law, (i) upon the occurrence and during the continuance of a Default, the Agent, on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, shall have the right, or (ii) upon the occurrence and during the continuance of a default under any Citicaster L/C Document, the Agent, on behalf of

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         the Agent and the L/C Providers, shall, subject to the provisions of any intercreditor agreements in effect from time to time, (A) to consent in advance to any vote proposed to be cast by the Company with respect to any merger, consolidation, liquidation or reorganization of any Subsidiary (but in no event with respect to any election of directors) and, in connection therewith, to join in and become a party to any plan of recapitalization, reorganization, or readjustment (whether voluntary or involuntary) as shall seem desirable to the Agent, on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, or the Agent, on behalf of the Agent and any L/C Providers, as the case may be, to protect or further their interests in respect of the Collateral, (B) to deposit the Collateral under any such plan, and (C) to make any exchange, substitution, cancellation, or surrender of the Collateral required by any such plan and to take such action with respect to the Collateral as may be required by any such plan or for the accomplishment thereof; and no such disposition, exchange, substitution, cancellation, or surrender shall be deemed to constitute a release of the Collateral from the lien of this Pledge Agreement.

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                  (b) Upon the occurrence and during the continuance of a
         Default or a default under any of the Citicasters L/C Documents, subject to compliance with applicable law, and in the case of a default under any of the Citicasters L/C Documents, subject to the provisions of any intercreditor agreement in effect from time to time, the Agent, on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, may, subject to Section 7 hereof, sell, without recourse to judicial proceedings, with the right to bid for and buy, the Collateral or any part thereof, upon ten days' notice (which notice is agreed to be reasonable notice for the purposes hereof) to the Company of the time and place of sale, for cash, upon credit or for future delivery, at the Banks' option and in the Banks' complete discretion in the case of a Default, or at the L/C Providers' option and in the L/C Providers' complete discretion in the case of a default under any of the Citicasters L/C Documents:

                           (i) At public sale, including a sale at any broker's
                  board or exchange;

                           (ii) At private sale in any commercially reasonable
                  manner which will not require the Collateral, or any part thereof, to be registered in accordance with the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or any other law or regulation. The Agent, the Co-Agents, the Banks and the L/C Providers are also hereby authorized, but not obligated, to take such actions, give such notices, obtain such consents, and do such other things as they may deem required or ap-

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                  propriate in the event of sale or disposition of any of the
                  Collateral, and the Company agrees that neither the Agent, any Co-Agent, any Bank, any L/C Provider nor any Interest Rate Provider shall be liable or accountable to the Company for any discount allowed by reason of the fact that such Collateral is sold in compliance with any applicable limitation or restriction of any governmental regulatory authority or official. The Company understands that the Agent, on behalf of the Banks, any L/C Providers and any Interest Rate Providers, may in its discretion approach a restricted number of potential purchasers and that a sale under such circumstances may yield a lower price for the Collateral, or any portion thereof, than would otherwise be obtainable if the same were registered and sold in the open market. The Company agrees that in the event the Agent shall so sell the Collateral, or any portion thereof, at such private sale or sales, the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers shall have the right to rely upon the advice and opinion of any Person who regularly deals in or evaluates stock of the type constituting the Collateral as to the price obtainable in a commercially reasonable

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         manner upon such a private sale thereof.

                  In the case of any sale by the Agent on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers of the Collateral on credit or for future delivery, the Collateral sold may be retained by the Agent until the selling price is paid by the purchaser, but neither the Agent, any Co-Agent, any Bank, any L/C Providers nor any Interest Rate Provider shall incur liability in case of failure of the purchaser to take up and pay for the Collateral so sold.

                  In connection with the sale of any of the Collateral, the Agent, the Co-Agents, the L/C Providers and the Banks are authorized, but not obligated, to limit prospective purchasers to the extent deemed necessary or desirable by the Agent, the Co-Agents, the L/C Providers and the Banks to render such sale exempt from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws. In the event that, in the opinion of the Agent, the Co-Agents, the L/C Providers and the Banks, it is necessary or advisable to have such securities registered under the provisions of such Act, or any similar law relating to the registration of securities, the Company agrees, at its own expense, to (i) execute and deliver all such instruments and documents, and to do or cause to be done such other acts and things, as may be necessary or, in the opinion of the Agent, advisable to register such securities under the provisions of such Act or any applicable similar law relating to the registration of securities, and the Company will use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as the Agent shall reasonably request, and to make all amendments thereof and/or to the related prospectus which, in the opinion of the Agent, are necessary or desirable, all in conformity with the requirements of

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such Act and the rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) use its best efforts to qualify such securities under state "blue sky" or securities laws, all as reasonably requested by the Agent;
(iii) at the request of the Agent, indemnify and hold harmless the Banks, the Agent, the Co-Agents, any L/C Providers, any Interest Rate Providers, any underwriters, and employees, officers, agents, attorneys, and accountants (collectively, the "Indemnified Parties") from and against any loss, liability, claim, damage, and expense (including, without limitation, reasonable fees of counsel incurred in connection therewith) under such Act or otherwise, insofar as such loss, liability, claim, damage, or expense arises out of or is based upon any untrue statement or alleged untrue statement of any material fact furnished by the Company contained in any registration statement under which such securities were registered under such Act or other securities laws, any preliminary prospectus or final prospectus contained therein, or arise out of or are based upon any omission or alleged omission by the Company to state therein a material fact required to be stated or necessary to make the statements therein not misleading, such indemnification to remain operative regardless of any investigation made by or on behalf of any Indemnified Party; provided, however, that the Company shall not be liable in any case to the extent that any such loss, liability, claim, damage, or expense arises out of or is based upon an untrue statement or alleged untrue statement or an omission or an alleged omission made in reliance upon and in conformity with written information furnished to the Company by an Indemnified Party specifically for use in such registration statement or preliminary or final prospectus; (iv) cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of such Act; and (v) do or cause to be done all such other acts and things as may be necessary to

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make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

         (c) Other Rights after a Default. Sub- ject to Section 7 hereof, (i) upon the occurrence and during the continuance of a Default, the Agent, on behalf of the Agent, the Co-Agents, the Banks and any Interest Rate Providers, may and (ii) upon the occurrence and during the continuance of a default under any Citicasters L/C Documents, the Agent, on behalf of the Agent and the L/C Providers may, subject to the provisions of any intercreditor agreement in effect from time to time, exercise any and all rights available to secured parties under the Uniform Commercial Code as enacted in the State of Illinois or other applicable jurisdiction, as amended, in addition to any and all other rights afforded at law, in equity, or otherwise.

         (d) Application of Proceeds. The Agent shall apply the proceeds of the Collateral, including the proceeds of any sales or other disposition of the Collateral, or any part thereof, under this Section 6, in the following order unless a court of competent jurisdiction shall otherwise direct:

                  (i) FIRST, to payment of all reasonable costs and expenses of the Agent incurred in connection with the collection and enforcement of the Obligations or of the security interest granted pursuant to this Pledge Agreement;

                  (ii) SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest, fees and other amounts (other than principal), pro rata amongst each Bank, the Agent, each Co-Agent and each L/C Provider in accordance

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         with the proportion which the accrued interest, fees and other amounts
         (other than principal) constituting Obligations owing to each such Bank, Agent, Co-Agent and L/C Provider bears to the aggregate amount of accrued interest, fees and other amounts (other than principal) constituting Obligations owing to all of the Banks, the Agent, the Co-Agents and L/C Providers;

                  (iii) THIRD, to payment of the principal of the Obligations owing to the Banks, any Bank, any L/C Providers or any Interest Rate Providers, pro rata amongst the Banks, any L/C Providers and any Interest Rate Providers in accordance with the proportion that the principal of the Obligations owing to each such Bank, such L/C Provider or Interest Rate Provider bears to the aggregate amount of principal of the Obligations owing to all of the Banks, any L/C Providers and any Interest Rate Providers; and

                  (iv) FOURTH, the balance, if any, after all of the Obligations have been satisfied, shall be remitted to the Company.

                  (e) Governance. All rights and remedies available to the Agent, the Co-Agents, the Banks, the Interest Rate Providers and the L/C Providers with respect to the grant, foreclosure and enforcement of the security interest and lien granted hereby and with respect to any action permitted hereunder may be exercised

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         solely by the Agent acting with the written concurrence of the Required
         Banks.

                  7.  Control; Limitation of Rights.

                  (a) Notwithstanding anything herein to the contrary, this Pledge Agreement, the other Loan Documents, the Citicasters L/C Documents and the transactions contemplated hereby and thereby (i) do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of any Subsidiary by the Agent, the Co-Agents, the Banks, any L/C Providers or any Interest Rate Providers, or control, affirmative or negative, direct or indirect, by the Agent, the Co-Agents, the Banks, any L/C Providers or any Interest Rate Providers over the management or any other aspect of the operation of any Subsidiary, which ownership and control remain exclusively and at all times in such Subsidiary and the Company, and (ii) do not and will not constitute the transfer, assignment, or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any license at any time issued by the FCC to any Subsidiary ("License"), or the transfer of control of any such Subsidiary within the meaning of Section 310 of the Communications Act of 1934, as amended.

                  (b) Notwithstanding any other provision of this Pledge Agreement, any foreclosure on, sale, transfer or other disposition of, or the exercise of any right to vote or consent with respect to, any of the Collateral as provided herein or any other action taken or proposed to be taken by the Agent, the Co-Agents, the Banks, the L/C Providers and Interest Rate Providers hereunder which would affect the operational, voting, or other control of any Subsidiary, shall be pursuant to Section 310 of the Communications Act of 1934, as amended, to any applicable state laws and to the applicable rules and regulations thereunder and, if and to the

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         extent required thereby, subject to the prior approval of the FCC.

                  (c) Subject to Section 7(e) hereof, if a Default shall have occurred and be continuing or a default under the Citicasters L/C Documents shall have occurred and be continuing, the Company shall take any action which the Agent, on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, may reasonably request in order to transfer and assign to the Agent, or to such one or more third parties as the Agent may designate, or to a combination of the foregoing, each License. To enforce the provisions of this Section 7, the Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control of each such License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. The Company hereby agrees to authorize such an involuntary transfer of control upon the request of the receiver so appointed and, if the Company shall refuse to authorize the transfer, the Company's approval may be required by the court. Upon the occurrence and continuance of a Default or a default under any of the Citicasters L/C Documents, the Company shall further use its best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated by this Pledge Agreement including, without limitation, the preparation, execution and filing with the FCC of the assignor's or transferor's portion of any application or applications for consent to the assignment of any License or transfer of control necessary or appropriate under the FCC's rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any License.

                  (d) The Company acknowledges that the assignment or transfer of each License is integral to the

Agent's, the Co-Agents', the Banks', any L/C Provider's and any Interest Rate Provider's realization of the value of the Collateral, that there is no adequate remedy at law for failure by the Company to comply with the provisions of this
Section 7 and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements contained in this Section 7 may be specifically enforced.

                  (e) Notwithstanding anything to the contrary contained in this Pledge Agreement or in any other Loan Document, neither the Agent, any Co-Agent, any Bank, any L/C Provider nor shall any Interest Rate Provider shall, without first obtaining the approval of the FCC, take any action pursuant to this Pledge Agreement which would constitute or result in any assignment of a License or any change of control of any License or any Subsidiary if such assignment or change in control would require, under then existing law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC.

         8. Miscellaneous.

                  (a) Term. This Pledge Agreement and the lien arising hereunder
(i) shall become effective as of the date hereof upon the execution hereof, and
(ii) shall continue in force until no Obligations to the Agent, the Co-Agents, the Banks, any L/C Providers or any Interest Rate Providers shall be outstanding and the Commitments shall have been terminated. If no Obligations remain outstanding and the Commitments have been terminated, the Agent, at the request and sole expense of the Company, shall execute and deliver such documents and instruments as may be necessary to evidence such termination and release.

                  (b) Releases; Partial Releases. Any cash dividends received by the Company in accordance with the terms of Section 6(a)(i) hereof, and all distributions received by the Company upon the merger or liquidation of the Subsidiaries with or into the Company in accordance with Section 6.12 of the Credit Agreement, shall be deemed released from the lien of this Pledge Agreement and shall be held by the Company (or any transferee of the Company) free and clear of the lien created by this Pledge Agreement, provided, however, that all distributions so received by the Company upon any such merger or liquidation of the Subsidiaries shall become and remain subject to the lien created by the Company Security Agreement upon the terms set forth therein. Upon termination of this Pledge Agreement in accordance with the provisions of Section 8(a) hereof, the Agent, the CoAgents, the Banks, any L/C Providers and any Interest Rate Providers shall, at the Company's request and expense and subject to the foregoing sentence, execute such release as the Company may reasonably request, in form and upon terms acceptable to the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers in all respects, and shall, without any representations, warranties or recourse of any kind whatsoever (other than the representation and warranty that such property is free and clear of Liens created by the Agent, the Co-Agents, the Banks, any L/C Providers or any Interest Rate Providers), deliver all certificates representing the Pledged Stock and other property held in respect thereof hereunder which is in the Agent's possession, together with all stock powers or other instruments of transfer reasonably required to effect delivery to the Company.

                  (c) Waivers. Except to the extent ex- pressly otherwise provided herein or in any Loan Document, the Company waives, to the extent permitted by applicable law, (i) any right to require either the Agent, any Co-Agent, any Bank, any L/C Provider or any Interest Rate Provider to proceed against any other person, to exhaust their rights in any other collateral, or to pursue any other right which either the Agent, any Co-Agent, any Bank, any L/C Provider or any Interest Rate Provider may have, (ii) with respect to the Obligations, presentment and demand for payment, protest, notice of protest and non-payment, and notice of the intention to accelerate, and (iii) all rights of marshalling in respect of any and all of the Collateral.

                  (d) Financing Statement. The Agent, on behalf of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers, shall be entitled at any time to file this Pledge Agreement or a carbon, photographic, or other reproduction of this Pledge Agreement, as a financing statement, but the failure of the Agent to do so shall not impair the validity or enforceability of this Pledge Agreement.

                  (e) Amendments. This Pledge Agreement may be amended only by an instrument in writing executed jointly by the Company and the Agent, with the consent of the Required Banks and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof, provided, however, that any release of all or any substantial portion of the Collateral from the lien created hereby shall be effective only if approved in accordance with
Section 8.2 of the Credit Agreement.

                  (f) GOVERNING LAW. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE PROVISIONS OF, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

                  (g) Parties Bound; Assignment. This Pledge Agreement shall be binding on the Company and its successors and assigns and shall inure to the benefit of the Agent, the Co-Agents, the Banks, any L/C Providers and any Interest Rate Providers and their respective successors and assigns.

                  (h) Notices. Any notice required or per- mitted to be given under this Pledge Agreement shall be in writing and may be, and shall be deemed, given, if mailed, three days after the date when deposited in the United States mail, postage prepaid, or if by telegraph or telex, when delivered to the appropriate office for transmission, charges prepaid, or if by personal delivery or by telecopy, when received, addressed to the Company (with copies to Sheli J. Rosenberg, Esq., Rosenberg & Liebentritt, Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, provided, however, that the failure to provide any such copy shall not affect the validity or sufficiency of any such notice), to the Agent at the address indicated below its signature hereto, to the Co-Agents and the Banks at the addresses indicated below their respective signatures to the Credit Agreement, to any L/C Providers at the addresses provided to the Company and the Agent in writing by such L/C Providers and to any Interest Rate Providers at the addresses provided to the Company and the Agent in writing by such Interest Rate Providers. Each of the Company, the Agent, the Banks, any L/C Providers and any Interest Rate Providers may change the address for service of notice upon it by a notice in writing to the other parties hereto.

                  (i) Counterparts. This Pledge Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Pledge Agreement by signing any such counterpart. This Pledge Agreement shall be effective when it has been executed by the Company and the Agent.

                  (j) Loan Document. This Pledge Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

                  (k) Section Captions. Section captions used in this Pledge Agreement are for convenience of reference only and shall not affect the construction of this Pledge Agreement.

                  (l) Severability. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

         9. The Agent. Banque Paribas has been appointed Agent of the Co-Agents, the Banks, any L/C Provider and any Interest Rate Providers hereunder pursuant to Article X of the Credit Agreement, and the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

                  IN WITNESS WHEREOF, the undersigned have executed this Pledge Agreement as of the date first above written.


JACOR COMMUNICATIONS, INC.


By:________________________________
Title:_____________________________



By:________________________________
Title:_____________________________
         1300 PNC Center
         201 East Fifth Street
         Cincinnati, Ohio 45202

Attention: President

BANQUE PARIBAS,
  as Agent

By:________________________________
Title:_____________________________
         227 West Monroe Street
         Suite 3300
         Chicago, Illinois 60606

                                  SCHEDULE "I"

                       (See Section 2 of Pledge Agreement)

                        LIST OF INTERCOMPANY DEMAND NOTES

I. Second Consolidated Amended and Restated Intercompa-ny Demand Notes dated February 20, 1996 and payable to the order of Jacor Communications, Inc. from:

         a)       Jacor Broadcasting of Atlanta, Inc.;

         b)       Jacor Broadcasting of Colorado, Inc.;

         c)       Jacor Broadcasting of Florida, Inc.;

         d)       Jacor Broadcasting of Knoxville, Inc.;

         e)       Jacor Broadcasting of Tampa Bay, Inc.; and

         f)       Jacor Broadcasting Corporation.

II.      Consolidated Amended and Restated Intercompany
         Demand Note dated February 20, 1996 and payable to the order of Jacor Communications, Inc. from:

         a)       Georgia Network Equipment, Inc.;

         b)       Broadcast Finance, Inc.; and

         c)       Chesapeake Securities, Inc.

III.     Intercompany Demand Note dated as of February 20,
         1996 and payable to the order of Jacor Communica-tions, Inc. from:

         a)       Jacor Broadcasting of St. Louis, Inc.; and

         b)       OIA Broadcasting L.L.C.

                                  SCHEDULE "II"

                       (See Section 2 of Pledge Agreement)

                    LIST OF INTERCOMPANY SECURITY AGREEMENTS

Second Amended and Restated Intercompany Security Agreement executed by each of the following parties:

1.       Jacor Communications, Inc.;
2.       Jacor Broadcasting of Atlanta, Inc.;
3.       Jacor Broadcasting of Colorado, Inc.;
4.       Jacor Broadcasting of Florida, Inc.;
5.       Jacor Broadcasting of Knoxville, Inc.;
6.       Jacor Broadcasting of Tampa Bay, Inc.;
7.       Jacor Cable, Inc.;
8.       Jacor Broadcasting Corporation; and
9.       Georgia Network Equipment, Inc.
10.      Broadcast Finance, Inc.
11.      Chesapeake Securities, Inc.
12.      OIA Broadcasting L.L.C.

                                 SCHEDULE "III"

                    (See Section 3.11 of Security Agreement)

                           LIST OF PLEDGED SECURITIES

                                   A. STOCKS:

                                                          Certificate            Number
Issuer                                                      Number              of Shares
------                                                    -----------           ---------
Jacor Broadcasting of Florida, Inc.                            1                   500
Jacor Broadcasting of Atlanta, Inc.                            2                   500
Jacor Broadcasting of Knoxville, Inc.                          1                   100
Jacor Broadcasting of Colorado, Inc.                           3                   100
Jacor Broadcasting of Tampa Bay, Inc.                          2                   100
Jacor Broadcasting of St. Louis, Inc.                          1                   100
Jacor Cable, Inc.                                              1                   100
Jacor Broadcasting Corporation                                 1                   100
Broadcast Finance, Inc.                                        1                   100
Chesapeake Securities, Inc.                                    1                   100
Georgia Network Equipment, Inc.                                [ ]                 500
OIA Broadcasting L.L.C.                                        N/A                 N/A